Exhibit 10.9

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated as of ____8/25_________, 2003, by and between Gold and Minerals Co., Inc., a Nevada corporation, or its assigns ("Seller"), Mr. Charles Mottley and Mr. Larry
Lozensky (the "Principals") and El Capitan Precious Metals, Inc., a Nevada corporation "Buyer"), is made with reference to the following facts:

         A. Stiller owns certain assets, including mining claims granted by the United States Bureau of Land Management (the "Claims"), buildings and personal property (including rights under certain contracts, known in the aggregate as the COD Mine (the "Mine") all as more fully set forth on Exhibit A attached hereto (collectively the "Purchased Assets"), used in Seller's business of operating the COD Mine (the "Mining Business").

         B. Buyer is desirous of acquiring the Purchased Assets and of assuming all of Seller's right, title and interest in and to the Mining Business.

         NOW, THEREFORE, in consideration of the mutual agreements, warranties and representations contained in this Agreement, the parties hereby agree as follows:

         1. Purchased Assets. At the Closing (as defined below), Seller will sell and transfer to Buyer, and Buyer will purchase the Purchased Assets, free and clear of all liens, claims and encumbrances, by delivery of a "Quit-claim" Deed, substantially in the form of Exhibit B attached hereto.

         2. Assignment of Rights. At the Closing (as defied below), Seller will assign, and Buyer will accept and assume, all of Seller's right, title and interest in and to the Mining Business. To the extent that the assignment of any of the Purchased Assets to Buyer requires the consent of any third party, this Agreement shall not constitute an agreement to assign such Purchased Asset until such consent is obtained. Seller end Buyer shall use their reasonable efforts to obtain any consent necessary to any such assignment.

         3.1 Purchase Price. The purchase price for the Purchased Assets and the Contracts (the "Purchase Price") shall be the issuance to Seller of One Million Two Hundred Thousand shares of the common stock of El Capitan Common Stock.

         3.2 BUYER SHALL NOT ASSUME OR BE RESPONSIBLE FOR ANY LIABILITIES OR OBLIGATTIONS OF SELLER OTHER THAN THOSE SET FORTH ON EXHIBIT C ATTACHED HERETO, INCLUDING WITHOUT LIMITATION, ANY LIABILITIES WHICH SELLER WAS OBLIGATED TO SATISFY PRIOR TO THE CLOSING DATE, OR FOR ANY FEDERAL, STATE, OR LOCAL TAX LIABILITY OF SELLER.

         3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the various assets and rights being acquired by Buyer hereunder as they are accounted for on the books of Seller. The parties shall report the transaction in accordance with Form 8594 attached hereto on Schedule 3. Such allocation shall be binding upon the parties including Seller and the Principals for income tax purposes.

         4. Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Gold and Minerals Co. on 8/25 , 2003 or at such other date and time as Buyer and Seller agree (the "Closing Date"). At the Closing, Seller shall deliver to Buyer the Quit-Claim Deed, and such Bills of Sale, Assignments and Instruments of Transfer and Conveyance as shall be reasonably be required by Buyer for the transfer to Buyer of all right, title and interest of Seller in, to and under the Purchased Assets and the Mining Business. Each party shall also deliver to each other such Officers' Certificates and other instruments as the other party shall reasonably request. Upon delivery of all of -the foregoing, the Deposit shall be applied to, and Buyer shall make delivery of the shares as provided in foregoing Section 3.1; and the transaction shall be deemed closed.

         5. Other Agreements of Seller.

            (a) Employment.  In  addition  to the  Purchase  Price,  in order to induce him to continue to manage and operate the Mining Business, the Buyer will issue Two Hundred Thousand Shares of El Capitan Common Stock to Mr. Larry Lozensky at the Closing, and will agree, pursuant to a management agreement containing customary terms and conditions, a management fee of $20,000 per month beginning 2/1/2003 during the term thereof, which shall not exceed __ year(s). The management fee may be paid, in El Capitans sole discretion, in shares of its common stock, valued on the basis set forth an Exhibit D attached hereto. (The shares of El Capitan Common Stock issued pursuant to Section 3.l, and this Section 5(a), are hereinafter collectively referred to as the "Shares").

            (b) Investigation.  Seller shall allow Buyer and its representatives and persons or entities which may provide financing for Buyer in connection with the transactions contemplated hereby, at all reasonable times, full access during normal business hours to all stores, warehouses, operations, machinery, equipment, inventories, property, offices, books, contracts, commitments, records and affairs of the Seller and the Mining Business, and reasonable access to third parties having business dealings with the Seller, for the purpose of familiarizing themselves with the operation and conduct of all aspects of their business and for the purpose of reasonable inspection, examination, audit, counting and copying; such access mail not unreasonably interfere with the operation and conduct of the Mining Business.

         6. Representation of Seller. Seller and the Principals hereby jointly and severally represent and warrant to Buyer as follows:

            (a) Organization  and  Authority.   Seller  is  a  corporation  duly
                organized, validly existing and in good standing under the laws of the State of Nevada. This Agreement has been duly authorized by all requisite corporate action on the part of Seller, and constitutes the valid, binding and enforceable obligation of Seller and the Principals.

            (b) Title to the  Purchased  Assets.  Seller is the lawful owner and has good and marketable title to all of the Purchased Assets and will warrant and defend title to the Purchased Assets unto Buyer and its successors and assigns against claims of any third parties. Seller has the authority to sell and transfer the Purchased Assets, which are (i) free and clear from any liens or encumbrances, and (ii) are in good operating condition and repair, ordinary wear and tear accepted and are usable in the ordinary course of business.

            (c) Seller's  Liability.  Seller  does  not have  any  liability  or obligation (direct or indirect, contingent or absolute, known or unknown, mature or unmatured of any nature whatsoever), whether arising out of contract, tort, statute or otherwise ("Liabilities"), except (i) as specifically disclosed in
                Schedule 6(c) attached hereto; or (ii) Liabilities incurred in the ordinary course of business which will not individually or in the aggregate be materially adverse to, or result in a materiel increase in the current or long-term Liabilities or obligations of Seller. To the best knowledge of the Principals, upon due inquiry, there is no basis for assertion against Seller of any Liabilities accept for Liabilities described in this
                Section 6(c).

            (d) Compliance  with Laws.  Seller has  complied  with and is not in default under any applicable law, ordinance, regulation or order, the violation of which would materially and adversely affect the Purchased Assets or the Contracts. There is no litigation, proceeding or investigation pending or known to be threatened which might materially and adversely effect the Purchased Assets, the Claims or the Mining Business. Seller holds all of the franchises, permits and licenses reasonably necessary to enable it to operate the Mining Business as presently conducted.

            (e) The Claims. The Claims are legal, valid, bidding and enforceable claims granted by the United States Bureau of Land Management to Seller and, to the knowledge of Seller are in full force and effect and Seller has not, nor to its knowledge has any other party thereto, violated any provision thereof, and complete copies of all of the Claims disclosed on Exhibit A of this Agreement have been delivered to Buyer. Except as set forth on
                Schedule 6(e), none of the Claims is subject to modification, lapse or termination, not is the consent of any party required, as a result of the execution and delivery of this Agreement or the consummation of the transaction it contemplates.

            (f) Taxes.  Seller  has duly  filed all  federal,  state,  local and foreign tax returns necessary to be filed by it and has duly paid all taxes (including any interest or penalties) which are or will be due or payable with respect to such returns or any other assessment with respect to taxes. There are no known or proposed penalty, interest or deficiency assessments with respect to taxes that require payment by, relate to or could adversely affect the Purchased Assets.

            (g) Real Estate and Leases.  There is disclosed  in Schedule  6(g) a
                description  of  all  real  estate   (including   buildings  and
                improvements) owned or leased by Seller according to the character of the property and the location thereof. Seller is not and, to the best knowledge of the Principals, no other party thereto, is in default in any material respect under any real property lease nor has any event occurred which with the passage of time or giving of notice or both would constitute such a default. No encumbrances have been placed, or have been permitted to be placed, by the Principals, the Seller or any of their affiliates, on the real property. Except as disclosed on
                Schedule 6(g), the real property and the buildings thereon owned or utilized by the Corporations in the conduct of the Corporations do not violate any building, zoning or other laws or ordinances, or any agreements, applicable thereto, and no notice of any such violation or claimed violation or of any condemnation proceedings has been received by the Seller or the Principals.

            (h) Environmental Matters.  Except as disclosed in Schedule 6(h), to the beat knowledge of Seller and the Principals after due inquiry and investigation, (i) the Purchased Assets materially comply with any law or regulation governing the protection of the environment, (including air, water, soil and natural resources) or the use, storage, handling, release or disposal of any hazardous or toxic substance ("Environmental Laws"); (ii) Seller has not received any written notice from any federal, state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority or body alleging that the Purchased Assets are in violation of any applicable Environmental Law; (iii) the Purchased Assets are not the subject of any court order, administrative order or decree arising under any Environmental Law; and (iv) to the Seller's knowledge the Acquired Assets have not been used for the generation, storage, discharge or disposal of any Hazardous
                Substances, as defined in, and except as permitted under, applicable Environmental Laws.

            (i) Operation  in  the  Ordinary  Course.  During  the  period  from
                December 31, 2002 to and including the Closing Date, (i) the Mining Business has been operated in the -usual, regular and ordinary course; (ii) there has been no damage, destruction or loss or any event materially adversely affecting the assets or the business or Seller; (iii) there has been no sale or other disposition of assets of the Mining Business of the kind and character of the Purchased Assets over than in the ordinary course of business; and (iv) there has been no material change in the level of net working capital, no incurrence of any funded debt from third party lenders, and no dividends or other distributions to the shareholders of Seller (other than salaries in the ordinary, course of business).

            (j) Employment  Matters.  Seller is not a party to any contract with any labor organization, nor has the Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the employees of the Seller with respect to the operation of the Business, and as of the date of this Agreement, Seller is not experiencing any strikes, work stoppages, significant grievance proceedings or, to the knowledge of Seller, claims of unfair labor practices filed with respect to the operation of the Business. Seller does not have any "employee benefit plans" within the meaning of Section 3(3) of ERISA covering employees of Seller.

            (k) Insurance.  Schedule  6(l)  contains  a list  of  all  insurance policies specifying (a) the insurer, (b) the amount of the coverage, (c) the .type of insurance, (d) the policy number and
                (e) any currently pending claims thereunder (or any claim asserted thereunder or under similar policies since January 1,
                2000) maintained by or on behalf of the Seller on. its properties, assets, business or personnel. All such policies are (and pending Closing will continue to be) in full force and effect, and Seller is not in default in any material respect with respect to any provision contained in any insurance policies, nor has Seller failed to give any notice or present any claim thereunder in date and timely fashion. All premiums due and payable on such policies covering all periods through the date hereof have been, and through the Closing Date will be, paid in full or accrued on the books and records of the Seller. The Seller is insured in amounts and pursuant to insurance policies satisfying all requirements of applicable laws. Also set forth on Schedule 6(l) is a list of all types of liabilities against which the Seller is self-insured. The insurance coverage provided bar the policies therein will not terminate or lapse or otherwise be affected by the transactions contemplated by this Agreement.

            (l) Investment  Intent.  Seller and Mr.  Lozensky are each (or their respective designees are) and will be acquiring the Shares for investment only and not with a view to any public distribution or resale. Seller and Mr. Lozensky acknowledge that the Shares will not be registered under the Securities Act of 1933, but rather will be issued pursuant to in applicable exemption thereto which may restrict the trading thereof Seller and Mr. Lozensky each agree to execute a customary form of purchaser's representation letter with respect to their acquisition of the Shares.

         7. Representations of Buyer. Buyer represents and warrants to Seller that (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and (ii) this Agreement has been duly authorized by the Board of Directors of Buyer and constitutes the valid, binding and enforceable obligation of Buyer, subject only to any requisite shareholder approvals with respect to the issuance of the Shares.

         8. Indemnification. Seller and the principals (solely, in the case of the Principals, with respect to any knowing or negligently wrongful breach of any of the representations and warranties set forth in foregoing Section 6), covenant and agree with Buyer that they shall jointly and severally reimburse and indemnify and hold Buyer harmless from, against and in respect of any and all liabilities of obligations of Seller which; (a) shall have occurred, arising or existed prior to the date hereof, (b) shall arise out of any breach of their representations, warranties or covenants hereunder or (c) shall arise from any failure to comply with all applicable bulk sales and bulk sales tax laws affecting the transfers contemplated hereby. Buyer shall have the right to withhold a pro-rata portion of the Shares in satisfaction of, or as security for, the payment of any unreimbursed claims of indemnity.

         9. Conditions to Obligation of Buyer. The obligations of Buyer hereunder are subject to the satisfaction of the following conditions, any one or more which may be waived in whole or in part by Buyer:

            (a) The  representations and warranties of Seller and the Principals set forth in this Agreement shall be true end correct in all material respects as of the Closing Date as if made on and as of such date, and Seller shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing and Buyer shall have received a certificate dated the Closing Date to such effect from Seller;

            (b) There  shall  have  been  no  material  adverse  change  in  the
                Purchased Assets or the Contracts;

            (c) Seller shall have  obtained  such  consents of third,  as may be necessary to transfer such of the Purchased fits as require consents;

            (d) Seller shall have paid, prior to or  contemporaneously  with the
                Closing, all accounts payable, trade creditors and other amounts owed to any third parties, and shall provide Buyer with a certified list thereof and a certificate dated the Closing Date to such effect from Seller and the Principals;

            (e) Buyer  shall be  reasonably  satisfied  with the  results of its investigation of Seller and the Business, as provided in foregoing Section 3.4(c);

            (f) Buyer  shall  be  reasonably   satisfied   with  the  continuing
                employment status of the Principals and other key employees, pursuant to employment agreements reasonably satisfactory to Buyer, or otherwise;

            (g) Buyer  shall  have  obtained  any  requisite  approvals  of  the transaction contemplated by this Agreement by its stockholders; and

            (h) Buyer shall have received the following  closing  documents from
                Seller:

                (i) Good Standing Certificates. Certificates of legal existence anal good standing dated within five (5) days prior to the Closing Date for Seller from the State of Nevada;

                (ii) CertifiedResolutions. Certified copies of resolutions of the board of directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement and all acts of Seller required or advisable in connection with the transactions contemplated hereby;

                (iii)  Certified  Charter.  A  true  and  complete  copy of  the
                Certificate  of  Incorporation  of  Seller,  certified   by  the
                Secretary of State of the State of Nevada; and

                (iv) Other. Such other documents as counsel for the Buyer shall reasonably request.

         10.  Conditions  to  Obligation  of  Seller  and  the  Principals.  The
obligations of Seller and the Principals hereunder are subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or part by them:

            (a) The  representations  and  warranties of Buyer set forth in this
                Agreement shall be. true and correct in all material respects as of the Closing Date as if made on and as of such date, and Buyer shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing and Seller shall have received a certificate dated the Closing Date to such effect from Buyer.

            (b) Seller shall have received the following  closing documents from
                Buyer:

                (i) Good Standing Certificate. Certificates of legal existence and good standing dated within five (5) days prior to the Closing Date for Buyer from the State of Nevada;

                (ii) Certified Resolutions. Certified copies of resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and all acts of Buyer required or advisable in connection with the transactions contemplated hereby;

                (iii)  Certified  Charter.  A  true  and  complete  copy  of the
                Certificate   of  Incorporation  of   Buyer,  certified  by  the
                Secretary of State of the State of Nevada; and

                (iv) Other. Such other documents as counsel for the Seller shall reasonably request.

         11. Payment of Expenses. Regardless of whether the Closing shall occur, the Principals shall pay all expenses incurred by or on their behalf or on behalf of the Seller (unless the parties shall have agreed, in writing prior to such expenses having been incurred, that such expenses are for the post-closing benefit of the Business, in which case the Buyer will pay (or permit Seller to pay) for such expenses), and Buyer shall pay all expenses incurred by or on behalf of Buyer in connection with the preparation, execution said delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby. If an audit of the Business is required by Buyer, Seller at no additional expense to Buyer will assist with audit preparation by preparing work papers and lead sheets, and by providing other relevant services consistent with acceptable audit procedures.

         12. Commissions and Finder's Fees. Buyer, on the one hand, and the Principals on behalf of themselves and the Seller, on the other hand, represent and warrant that none of them has retained or used the services of any individual, firm or corporation in such manner as to entitle such individual, firm or corporation to any compensation for brokers' or finders' fees with respect to the transactions contemplated hereby far which the other may be liable.

         13. Exclusivity; Termination; Highly Confidential Letter. For a period of sixty (60) days from the date of execution of this Agreement, nether Seller, the Principals nor any of their employees or advisors will discuss the proposed transaction with any other party or otherwise promote, cooperate in or be involved in or encourage discussions regarding the sale of the stock or assets of Seller as contemplated herein. The parties agree to proceed expeditiously and in good faith to consummate the proposed transaction.

         14. Governing. Law. This Agreement shall he construed in accordance with the internal laws of the State of Nevada.

         15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors of Seller, the Principals and Buyer. Neither party hereto may assign its rights or obligations under this Agreement without the written consent of the other, which consent will not be unreasonably withheld.

         16. Entire Agreement. This Agreement sets forth the entire agreement and understanding of Seller, the Principals and Buyer with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral agreements, understandings or representations which are not specifically contained herein. This Agreement may be amended or modified only bar a written instrument signed by Seller, the Principals and Buyer.

         17. Disputes. The parties agree to attempt to resolve any claim or dispute arising out of or relating to this Agreement by mediation and good faith reasonable negotiation prior to resorting to any litigation or other judicial process.

         18. Publicity. No notices to third parties (including press release or to any employees, suppliers or customers of Buyer or Seller (other than key management and other persons whose knowledge is required), shall be made by any party here to unless mutually agreed to, planned and coordinated jointly among the parties hereto.

         19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, Seller, the Principals and Buyer have executed this Agreement as of the date first above written.

Gold and Minerals Co., Inc.                     El Capitan Precious Metals, Inc.
("Seller")                                      ("Buyer")

By  /s/Larry Lozensky                           By  /s/ Charles C. Mottley
   ------------------------------                 ------------------------------
Its  President                                  Its  President
    -----------------------------                  -----------------------------


THE PRINCIPALS

/s/ Charles Mottley
-----------------------------------
Charles Mottley

/s/ Larry Lozensky
-----------------------------------
Larry Lozensky


When Recorded Mail To:
EL Capitan Precious Metals, Inc.
7315 East Parkview Avenue
Englewood, Colorado 80111


                                 QUIT-CLAIM DEED

         For Ten Dollars, and other valuable consideration, Gold and Minerals Company, Inc., a Nevada corporation, hereby Quit-Claims to EL Capitan Precious Metals, Inc., a Nevada corporation, all right, title, or interest in the following described real property situated in Mohave County, Arizona:

                         See Exhibit A attached hereto.

Exempt per ARS 11-1134 A.7

Dated:  July 21, 2003

                         GOLD AND MINERAL COMPANY, INC.
                              a Nevada corporation



                                    By  /s/ Larry L. Lozensky
                                      -------------------------------
                                        Larry L. Lozensky, President

STATE OF ARIZONA

County of Maricopa

         This instrument was acknowledged and executed before me the 22 day of July, 2003, by Larry L. Lozensky, President of Gold and Minerals Company, Inc., a Nevada corporation, on behalf of the corporation.

                                           - signature illegible -
                                           -----------------------
                                           Notary Public

                                    EXHIBIT A

                                 C.O.D. Property


                                 County Recorder
Claim Name               Book                Pass                   B.L.M.
----------               ----                ----                   A.M.C. Nos.
                                                                    -----------
JAYNS                    841                 806-807                175025
KIM                      841                 808-809                175026
KMIC                     841                 810-811                175015
MARC                     841                 812-813                175030
O.J.B.                   841                 814-815                175031
GOLDEN MOON              841                 816-817                175024
RICO                     841                 834-835                175039
NOON NO. 1               841                 832-833                175032
WHITE BAGLE              841                 850-851                175044
WHITE BAGLE #2           841                 852-853                175045
REUDE                    841                 848-849                175035
UNIT                     841                 846-847                175043
RENO                     841                 844-845                175034